OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

M.D.C. Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

M.D.C. HOLDINGS, INC.

3600 South Yosemite Street, Suite 900
Denver, Colorado 80237

March 4, 2005

To Our Shareowners:

      You are invited to attend the 2005 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) to be held at 3600 South Yosemite Street, Lower Level Conference Room, Denver, Colorado, on Thursday, April 21, 2005, at 8:00 a.m., Denver time.

      Following this letter is the formal notice of the Meeting and a Proxy Statement describing the matters to be acted upon at the Meeting. Shareowners also are entitled to vote on any other matters which properly come before the Meeting.

      While some of our shareowners have exercised their right to vote their shares in person, we recognize that most of you are unable to attend the Meeting. Accordingly, enclosed is a proxy card that enables shareowners to vote their shares on the matters to be considered at the Meeting, even if they are unable to attend. Please mark the proxy card to indicate your vote, date and sign the proxy card and return it to the Company in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management’s recommendations, you need not mark your vote on the proxy card, but need only sign, date and return it in the enclosed postage-paid envelope.

      WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY CARD AS SOON AS POSSIBLE.

Sincerely,

Larry A. Mizel
Chairman of the Board

PROXY STATEMENT ANNUAL MEETING OF SHAREOWNERS
GENERAL INFORMATION
CORPORATE GOVERNANCE
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS SUMMARY COMPENSATION TABLE
COMPARISON OF CUMULATIVE TOTAL RETURN OF MDC COMMON STOCK, THE S&P 500 INDEX AND A SELECTED PEER GROUP
EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOLDERS OF FIVE PERCENT OR MORE OF VOTING SHARES OF THE COMPANY AND OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
INDEPENDENT ACCOUNTANT’S FEES
OTHER MATTERS
SHAREOWNER PROPOSALS

M.D.C. HOLDINGS, INC.

3600 South Yosemite Street, Suite 900
Denver, Colorado 80237

___________

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

___________

To Our Shareowners:

      The 2005 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) will be held at 3600 South Yosemite Street, Lower Level Conference Room, Denver, Colorado, on Thursday, April 21, 2005, at 8:00 a.m., Denver time, to consider and act upon the following matters:

      1. the election of Gilbert Goldstein and William B. Kemper as Class II Directors for three-year terms expiring in 2008; and

      2. such other business as properly may come before the Meeting and any postponements or adjournments thereof.

      Only shareowners of record at the close of business on February 22, 2005, the record date, will be entitled to vote at the Meeting.

      Management and the Board of Directors desire to have maximum representation at the Meeting and respectfully request that you date, execute and timely return the enclosed proxy in the postage-paid envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph H. Fretz
Secretary

March 4, 2005

M.D.C. HOLDINGS, INC.

3600 South Yosemite Street, Suite 900
Denver, Colorado 80237

___________

PROXY STATEMENT
ANNUAL MEETING OF SHAREOWNERS

April 21, 2005

___________

To Our Shareowners:

      This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of M.D.C. Holdings, Inc. (the “Company”) to be used at the Annual Meeting of Shareowners of the Company (the “Meeting”) to be held at 3600 South Yosemite Street, Lower Level Conference Room, Denver, Colorado, on Thursday, April 21, 2005, at 8:00 a.m., Denver time, and any postponements or adjournments thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting, collectively referred to as the “Proxy Materials,” are first being sent to shareowners on or about March 4, 2005.

GENERAL INFORMATION

Solicitation

      The enclosed proxy is being solicited by the Board of Directors of the Company, which will pay the cost of solicitation. In addition to solicitations by mail, solicitations may be made in person, by telephone or by other means of communication by directors, officers and regular employees of the Company. The Company will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares. Although we presently do not intend to do so, in the event that we retain the services of a proxy solicitation firm to solicit proxies, we would pay all reasonable costs associated with such firm, which we anticipate would not exceed $10,000 plus costs and expenses.

Householding

      Only one Annual Report (as defined below) or Proxy Statement may be delivered to multiple shareowners sharing an address, unless the Company has received contrary instructions from one or more of the shareowners. The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or Proxy Statement, as applicable, to a shareowner at a shared address to which a single copy of the proxy statement was delivered. To request a separate copy in the future, or to request delivery of a single copy if multiple copies are being received, the shareowner can direct the request to M.D.C. Holdings, Inc., Attn: Corporate Secretary, 3600 South Yosemite Street, Suite 900, Denver, CO 80237.

Voting Rights

      Holders of shares of the Company’s common stock, $.01 par value (the “Common Stock”) at the close of business on February 22, 2005 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. As of January 31, 2005, approximately 43,328,000 shares of Common Stock were outstanding.* The presence, in person or by proxy, of the holders

* All share and per share amounts in this Proxy Statement reflect the Company’s 10% stock dividend distributed on March 23, 2004 and the 1.3 for 1 stock split effective January 10, 2005.

of one-third of the total number of shares of Common Stock outstanding constitutes a quorum for transacting business at the Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter presented at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented and entitled to vote at the Meeting will be required for election to the Board of Directors. In general, approval of other matters requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

      If your shares are held by a broker, bank or other nominee (often referred to as holding in “street name”) and you wish to attend the meeting, you will need to bring a legal proxy from the nominee reflecting your share ownership as of the Record Date. All shareowners must check in at the registration desk at the meeting.

Voting Proxies

      Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the Meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as Directors of the nominees named in this Proxy Statement. Abstentions and broker non-votes (proxies that do not indicate that brokers or nominees have received instructions from the beneficial owner of shares) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on matters presented to shareowners, whereas broker non-votes are not counted for purposes of determining the total number of votes cast.

      Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If other matters are properly presented to the shareowners for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Revocability of Proxy

      The giving of the enclosed proxy does not preclude the right of a shareowner to vote in person. A proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person.

Annual Report

      The Company’s 2004 Annual Report to Shareowners, including the Company’s 2004 audited financial statements (the “Annual Report”), was previously sent to shareowners on or about February 25, 2005, and also may be enclosed with these Proxy Materials. The Annual Report is not incorporated into this Proxy Statement by reference, nor is it a part of the Proxy Materials.

CORPORATE GOVERNANCE

      Following enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), new rules of the Securities and Exchange Commission (the “SEC”) and amended listing standards of the New York Stock Exchange (the “NYSE”) implemented new corporate governance provisions. Prior to the adoption of these new requirements, the Company already had corporate governance measures in place. In addition, the Company adopted other measures designed to comply with the new requirements. Among the measures the Company already had in place, and other measures that the Company has implemented to comply with the new requirements, are the following:

Director Independence

      The amended NYSE listing standards require that the Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act, SEC rules and amended NYSE listing standards require that audit committees be comprised solely of independent directors. The amended NYSE listing standards also require that corporate governance/nominating committees be established, and that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.

      Prior to the adoption of these requirements, the Company’s Board of Directors included a majority of independent directors and the Company’s Audit Committee and Compensation Committee already were comprised solely of independent directors.

      The Board of Directors has adopted the following standards for determining whether a director of the Company (“Director”) is independent:

Unless there exists a material relationship between the Company and a Director of the Company, such Director will be deemed “independent” if:

1.	The Director has not been an employee of the Company, and no immediate family member of the Director has been an executive officer of the Company, within the last three years.

2.	The Director has not received, and no immediate family member of the Director has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation paid to the Director for former service as an interim chairman, chief executive officer or other executive officer of the Company, or (c) compensation paid to an immediate family member of the Director as an employee of the Company (other than an executive officer of the Company).

3.	(a) Neither the Director nor an immediate family member of the Director is a current partner of a firm that is the Company’s internal or external auditor; (b) the Director is not a current employee of such a firm; (c) the Director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) neither the Director nor an immediate family member of the Director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	Neither the Director nor an immediate family member of the Director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on the other company’s compensation committee.

5.	The Director is not a current employee, and no immediate family member of the Director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

      The Board of Directors also has adopted the following, additional standards of independence with respect to members of the Company’s Audit Committee:

A Director will be deemed “independent” for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1933, as amended, provided:

1.	The Director has not directly or indirectly accepted any consulting, advisory, or other compensatory fee from the Company, other than (1) in the Director’s capacity as a member of the Board of Directors and any Board committee, (2) fixed amounts under a retirement plan for prior service or (3) dividends to shareowners.

2.	The Director has not been an “affiliated person” of the Company, apart from his/her capacity as a member of the Board or any Board committee. An “affiliated person” means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company.

      The Company’s Board of Directors has determined that each of Messrs. Herbert T. Buchwald, William B. Kemper, Steven J. Borick and David E. Blackford have no material relationship with the Company, whether directly or as a partner, shareowner or officer of an organization that has a relationship with the Company, and that each is independent under the rules of the SEC (including Rule 10A-3) and the NYSE listing standards, each meet the foregoing standards of independence adopted by the Board and each constitutes an “outside director” under Section 162(m) of the Internal Revenue Code and the regulations thereunder.

Frequent Meetings of the Board of Directors and Audit Committee

      Even prior to the Sarbanes-Oxley Act and the new corporate governance standards required by the SEC and the NYSE, the Board of Directors and the Audit Committee held frequent meetings. In 2001, the Board held 12 regularly scheduled meetings and 6 special meetings, and the Audit Committee met 13 times. During 2002, the Board held 11 regularly scheduled meetings and 11 special meetings, and the Audit Committee met 11 times. In 2003, the Board held 11 regularly scheduled meetings and 10 special meetings, and the Audit Committee met 11 times. Most recently, in 2004, the Board held 12 regularly scheduled meetings and 10 special meetings, and the Audit Committee met 17 times.

Asset Management Committee

      Also, prior to passage of the Sarbanes-Oxley Act and the new SEC and NYSE corporate governance requirements, the Company had in place an Asset Management Committee (“AMC”). As a result of the Company’s continued growth of operations, the Company currently has three separate AMCs, primarily composed of members of our senior management. The AMCs generally meet weekly to review all proposed land acquisitions and review other proposed non-land transactions at or above certain thresholds. Land acquisitions and other transactions that exceed higher thresholds also are reviewed by an executive committee of senior officers and the Board of Directors.

Corporate Governance/Nominating Committee

      In 2003, the Board of Directors established a Corporate Governance/Nominating Committee, consisting of Messrs. Kemper, Buchwald and Blackford, who serves as its Chairman. Each member of the Committee is independent as defined in the listing standards of the NYSE. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the Corporate Governance/Nominating Committee charter.

Corporate Governance Guidelines

      Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement the new requirements of the NYSE. These guidelines as amended are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.

Regularly Scheduled Executive Sessions of Non-Management Directors

      The Company’s corporate governance guidelines provide for the non-management Directors to meet at regularly scheduled executive sessions without management present. At least once a year, the independent Directors are to meet in an executive session including only independent Directors. The non-management Directors must select a presiding Director for each executive session. In order that interested parties may be able to contact non-management Directors, such persons may use the procedures established by the Audit Committee for receipt of complaints and concerns. These procedures are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com.

Committee Charters

      Upon the recommendations of the Audit Committee and the Compensation Committee, respectively, the Board of Directors has adopted re-stated charters for those committees, designed to comply with the applicable requirements of the amended NYSE listing standards and SEC regulations. The Board of Directors also has adopted a charter for the Corporate Governance/Nominating Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.

Corporate Code of Conduct

      Prior to passage of the Sarbanes-Oxley Act and the new requirements of the SEC and the NYSE, the Company already had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company’s compliance program and legal and ethical obligations and conduct themselves accordingly. In 2004, the Company revised its Corporate Code of Conduct to include, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.

ELECTION OF DIRECTORS

      The Company’s Certificate of Incorporation provides for three classes of Directors with staggered terms of office, to be divided as equally as possible. Nominees of each class serve for terms of three years (unless a nominee is changing to a different class) and until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

      The Board of Directors currently consists of seven members, including two Class II Directors whose terms expire in 2005, three Class III Directors whose terms expire in 2006 and two Class I Directors whose terms expire in 2007. At the Meeting, two Class II Directors are to be elected to three-year terms expiring in 2008. The nominees for the Class II Directors are Messrs. Gilbert Goldstein and William B. Kemper. Both of the nominees presently serve on the Board of Directors of the Company.

      Unless otherwise specified, the enclosed proxy card will be voted FOR the election of Messrs. Goldstein and Kemper. Management and the Board of Directors are not aware of any reasons which would cause Messrs. Goldstein or Kemper to be unavailable to serve as Directors. If Messrs. Goldstein or Kemper become unavailable for election, discretionary authority may be exercised by the proxy holders named in the enclosed proxy card to vote for a substitute nominee or nominees proposed by the Board of Directors.

      The Board of Directors recommends a vote FOR the election of Messrs. Goldstein and Kemper as Directors.

      Certain information, as of February 22, 2005, with respect to Messrs. Goldstein and Kemper, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below:

			Shares Beneficially
		Positions and Offices with the Company	Owned as of the
Name	Age	and Other Principal Occupations	Record Date (1)(2)	Percentage of Class (3)

NOMINEES:
		Class II
		Terms Expire in 2005

Gilbert Goldstein	86	Principal in the law firm of Gilbert Goldstein, P.C.	68,965	*
William B. Kemper	68	Private real estate investor	32,500	*

CONTINUING DIRECTORS:

		Class III
		Terms Expire in 2006

Steven J. Borick	52	Director, President and Chief Executive Officer of Superior Industries International, Inc., President of Texakota, Inc. and a General Partner in Texakota Oil Company	32,531	*
David D. Mandarich	57	President and Chief Operating Officer of the Company	3,528,809 (5)	8.02%
David E. Blackford	56	President, Chief Executive Officer and Chairman of the Board of California Bank & Trust	32,500	*

		Class I
		Terms Expire in 2007

Herbert T. Buchwald	74	Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation	134,431	*
Larry A. Mizel	62	Chairman of the Board of Directors and Chief Executive Officer of the Company	7,650,633 (4)	17.38%

*	Represents less than one percent of the outstanding shares of Common Stock.

(1)	Includes, where applicable, shares of Common Stock owned by such person’s minor children and spouse and by other related individuals or entities over whose shares such person may be deemed to have beneficial ownership. Share amounts reflect the Company’s March 23, 2004 10% stock dividend and the January 10, 2005 1.3 for 1 stock split.

(2)	Includes the following shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices ranging from $15.35 to $57.66 per share: Herbert T. Buchwald 117,032; Larry A. Mizel 685,331; Gilbert Goldstein 68,250; William B. Kemper 32,500; Steven J. Borick 32,500; David D. Mandarich 685,331; and David E. Blackford 32,500.

(3)	The percentage shown is based on the number of shares of Common Stock outstanding as of January 31, 2005 as reported in the Company’s 2004 Annual Report on Form 10-K and includes shares of Common Stock actually owned and shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date. All shares of Common Stock which the person had the right to acquire within 60 days of the Record Date are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other person.

(4)	Includes 1,357,064 shares held by Mr. Mizel’s wife and 515,009 shares of Common Stock with respect to which Mr. Mizel may be considered the “beneficial owner,” as defined under the Securities Exchange Act of 1934, because Mr. Mizel’s wife owns all of the voting units in CLCD LLC, a limited liability company that owns these shares. In addition, he is the beneficiary of certain trusts which, together with Mr. Mizel, control all of the outstanding stock of CVentures, Inc., a corporation which is the sole manager of CLCD LLC. Mr. Mizel is a director and officer of CVentures, Inc.

(5)	Includes 1,887 shares owned by Mr. Mandarich’s minor children.

Other Information Relating to Directors

      The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and of the continuing members of the Board.

      David E. Blackford has been employed with California Bank & Trust since 1998 and in May 2001 he was appointed Chairman, President and CEO. Previously he served as managing director and a member of the board of directors and Senior Loan Committee for Real Estate Finance. Prior to 1998, he served as an executive officer in different financial institutions, including Bank One and Chemical Bank. He was appointed to the Company’s Board of Directors in April 2001. Mr. Blackford is Chairman of the Corporate Governance/Nominating Committee.

      Steven J. Borick was named President and Chief Executive Officer of Superior Industries International, Inc. effective January 1, 2005. Mr. Borick had been named President and Chief Operating Officer effective January 1, 2003 and, prior to that date, he served as Executive Vice President of that company. Mr. Borick has been a director of that company since 1981. Superior Industries International, Inc. is a NYSE-listed manufacturer of automobile wheels and suspension parts. Mr. Borick has been President of Texakota, Inc., an oil and gas exploration and development company, and general partner in Texakota Oil Company, a private oil and gas partnership, for more than the past five years. Mr. Borick has been a Director since April 1987 and is Chairman of the Compensation Committee and a member of the Audit Committee.

      Herbert T. Buchwald has been a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, for more than the past five years. Mr. Buchwald has been a practicing Certified Public Accountant and served as principal financial officer of a publicly held homebuilder in Florida. He is an attorney admitted to practice before federal and state trial and appellate courts in Florida and Colorado. In addition, Mr. Buchwald has been engaged for over 30 years in the real estate development of residential and commercial properties in Florida, New Jersey and Colorado, serving as chief executive officer of various entities. Mr. Buchwald was appointed to the Company’s Board of Directors in March 1994 and is a member of the Audit, Compensation, Legal and Corporate Governance/Nominating Committees. He also is a director of M.D.C. Land Corporation (“MDC Land”), a wholly owned subsidiary of the Company.

      Gilbert Goldstein has been engaged in private law practice for more than the past five years as the principal in the law firm of Gilbert Goldstein, P.C. See “Certain Relationships and Related Transactions” below. Mr. Goldstein has been a Director since January 1976. Mr. Goldstein is the Chairman of the Legal Committee.

      William B. Kemper has been engaged in private real estate investments, real estate development and property management since May 1982. Prior to May 1982, he was president of Gold Crown, Inc., a real estate development company. He also is a director of HomeAmerican Mortgage Corporation (“HomeAmerican”), the Company’s wholly owned mortgage lending subsidiary. Mr. Kemper has been a Director since January 1972. He is Chairman of the Audit Committee and a member of the Compensation and Corporate Governance/Nominating Committees.

      David D. Mandarich was elected President of the Company in July 1999, Chief Operating Officer in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993. He was appointed a Director in March 1994. Mr. Mandarich also was a Director from September 1980 until April 1989.

      Larry A. Mizel has served as Chairman of the Board of Directors and the Chief Executive Officer of the Company for more than five years and was elected President of the Company in March 1996. Mr. Mizel resigned as President of the Company in July 1999. Mr. Mizel has been a Director since founding the Company in January 1972. Mr. Mizel was a Trustee of the Marsico Investment Fund, an open-end investment company, and resigned that position on February 11, 2004. In 2003, Mr. Mizel was elected Chairman of the Board of the Simon Wiesenthal Center, an international human rights organization. Mr. Mizel is a member of the Legal Committee.

Information Concerning the Board of Directors

      During 2004, the Board of Directors held 12 regularly scheduled meetings and 10 special meetings. The Directors also considered Company matters and had numerous communications with the Chairman of the Board of Directors and other officials of the Company wholly apart from the formal Board meetings. In 2004, all of the Company’s Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served. Directors are expected to attend annual meetings and, to facilitate their attendance, annual meetings typically are scheduled the same day as a monthly Board meeting. All of the Directors attended the 2004 annual meeting.

      Security Holder Communications to the Board of Directors

      The Company has two sets of procedures by which security holders may send communications directly to the Board of Directors. Security holders may use the procedures that the Audit Committee has adopted for handling confidential complaints regarding accounting or auditing matters. These procedures are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com. Alternatively, security holders may send communications directly to Mr. Blackford, Chairman of the Corporate Governance/Nominating Committee, at 1900 Main Street, 2nd Floor, Irvine, CA 92614.

      Audit Committee

      The Audit Committee of the Board of Directors currently consists of Messrs. Borick, Buchwald and Kemper, who serves as its Chairman. Each member of the Audit Committee is “independent” and “financially literate” in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an “audit committee financial expert” as defined by applicable SEC regulations. The Audit Committee met 17 times during 2004. The organization, functions and responsibilities of the Audit Committee are described in the re-stated charter for the Audit Committee. The Audit Committee’s functions include oversight of the Company’s external auditors, review of the Company’s financial statements, review of the annual audit plan and results of the audit, review of any significant modification in accounting policies and oversight of the duties of the Company’s internal audit department.

      Compensation Committee

      The Compensation Committee currently consists of Messrs. Buchwald, Kemper and Borick, who serves as its Chairman. During 2004, the Compensation Committee met 5 times. Each member of the Committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. The Compensation Committee is active in approving executive compensation plans, reviewing salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishing salaries, benefits and other forms of compensation for new employees and in other compensation and personnel areas as the Board of Directors from time to time may request. For a discussion of the criteria utilized and factors considered by the Compensation Committee in reviewing, approving and making recommendations with respect to executive compensation, see the “Report of the Compensation Committee” below. The organization, functions and responsibilities of the Compensation Committee are described in the re-stated charter for the Compensation Committee adopted by the Board of Directors on January 26, 2004.

      Corporate Governance/Nominating Committee

      The Corporate Governance/Nominating Committee, consists of Messrs. Kemper, Buchwald and Blackford, who serves as its Chairman. Each member of the Committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. During 2004, the Committee met 7 times. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the Committee’s charter. The functions of the Corporate Governance/Nominating Committee include development and recommendations as to corporate governance principles and codes of conduct, identification of individuals qualified to become Board members, the selection or recommendation that the Board select the director nominees and oversight of the evaluation of the Board.

      Procedures for nominating persons for election to the Board are contained in the Company’s By-Laws and, accordingly, those procedures constitute the Company’s policy with regard to the nomination and consideration of Director candidates recommended by shareowners. The By-Laws provide that only persons who are nominated in accordance with the procedures set forth in the By-Laws shall be eligible for election as Directors at any meeting of shareowners. In addition to nominations by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board, nominations of persons for election to the Board of Directors may be made at a meeting of shareowners by any shareowner entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in the By-Laws.

      Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareowner’s notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareowners, notice by the shareowner to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareowner’s notice shall set forth in writing:

(a)	as to each person whom the shareowner proposes to nominate for election or re-election as a Director:

(i)	the name, age, business address and residence address of such person,

(ii)	the principal occupation or employment of such person,

(iii)	the class and number of shares of the Company which are beneficially owned by such person and

(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

(b)	as to the shareowner giving the notice:

(i)	the name and record address of the shareowner and

(ii)	the class and number of shares of the Company beneficially owned by the shareowner.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if so determined, shall so declare to the meeting and the defective nomination shall be disregarded.

      The Corporate Governance/Nominating Committee believes that candidates for the Board should have experience in appropriate areas and disciplines and that the criteria that should be considered in selecting candidates for the Board include, in addition to applicable requirements of law and of the NYSE, business experience, specific expertise, strength of character, judgment, and other factors deemed appropriate in adding value to the composition of the Board. At such times as may be appropriate, the Corporate Governance/Nominating Committee will lead the search for individuals qualified to become members of the Board, seeking candidates who have experience in appropriate areas and disciplines. The Committee has authority to engage search firms to identify candidates for nomination to the Board.

      Legal Committee

      The Legal Committee currently consists of Messrs. Buchwald, Mizel and Goldstein, who serves as its Chairman. During 2004, the Legal Committee met 16 times. The Legal Committee has been active in reviewing legal issues affecting the Company’s business with the Company’s inside and outside counsel.

      Director Compensation

      During 2004, each Director who was not an officer of the Company (“non-management Director”) was paid $3,000 per month as a retainer and $1,500 for each Board meeting attended, and each respective Board committee member was paid $2,500 for attending each meeting of the Audit Committee, $2,000 for attending each meeting of the Compensation and the Corporate Governance/Nominating Committees, and $2,000 per month for service on the Legal Committee. Pursuant to the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors, approved by the shareowners in 2001, each non-management Director is granted options, vesting immediately, to purchase 25,000 shares of Common Stock annually. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.

      Mr. Kemper received fees of $1,500 per month during 2004 for services as a director of HomeAmerican. Mr. Kemper attended ten meetings of the HomeAmerican board. In 2004, Mr. Buchwald was paid $4,000 per month for service as chairman of the board of MDC Land. During 2004, Richmond American Homes of Colorado, Inc. (“Richmond of Colorado”) paid the outside directors on its board $1,000 per month and $500 per meeting attended, Mr. Borick attending two meetings and Mr. Blackford attending four meetings. Following the April 26, 2004 meeting, Messrs. Borick and Blackford no longer served as outside directors of the Richmond of Colorado board.

      Messrs. Kemper and Buchwald and their spouses are covered by the Company’s self-funded contributory medical plan, for which they pay 100% of the premiums.

EXECUTIVE OFFICERS

      Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The executive officers of the Company hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth under “Election of Directors” above. Biographical information for the other executive officers of the Company is set forth below.

Name	Offices Held as of the Record Date
Larry A. Mizel	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	President, Chief Operating Officer and a Director
Paris G. Reece III	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	Senior Vice President and General Counsel

      Paris G. Reece III, 50, was elected Executive Vice President of the Company in July 1999, Senior Vice President in September 1994, Treasurer in September 1993, Chief Financial Officer in June 1990, Secretary in February 1990 and a Vice President of the Company in August 1988. Mr. Reece resigned as Treasurer of the Company in November 1996 and as Secretary of the Company in May 1996. Mr. Reece also is an officer, director or both of most of the Company’s subsidiaries.

      Michael Touff, 60, was elected Senior Vice President and the General Counsel of the Company in July 1999 and as Vice President and General Counsel in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, a Professional Corporation.

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table

      The following table sets forth the compensation received by the Chief Executive Officer and the three other named executive officers for each of the last three fiscal years.

							Long-Term
		Annual Compensation					Compensation Awards
								Shares
Name and					Other Annual		Restricted	Underlying		All Other
Principal Position	Year	Salary	Bonus		Compensation		Stock Awards(1)	Options(2)		Compensation (3)
Larry A. Mizel,	2004	$1,000,000	$20,119,338	(4)	$92,196	(5)	- 0 -	234,000	(7)	$7,150
Chairman of the Board	2003	$1,000,000	$10,852,916	(4)	$107,793	(5)	- 0 -	357,500		$6,600
of Directors and Chief	2002	$1,000,000	$8,512,976	(4)	$89,251	(5)	- 0 -	393,250		$5,775
Executive Officer
David D. Mandarich,	2004	$830,000	$20,119,338	(4)	$53,013	(6)	- 0 -	234,000	(7)	$7,150
President, Chief	2003	$830,000	$10,852,916	(4)	$58,256	(6)	- 0 -	357,500		$6,600
Operating Officer	2002	$830,000	$8,512,976	(4)	N/A		- 0 -	393,250		$5,775
and a Director
Paris G. Reece III,	2004	$378,778	$800,000		N/A		$150,000	91,000	(7)	$7,150
Executive Vice President	2003	$315,000	$590,000		N/A		$150,000	100,100		$6,600
Chief Financial Officer and	2002	$300,000	$470,000		N/A		$150,000	110,110		$5,775
Principal Accounting
Officer
Michael Touff,	2004	$309,691	$325,000		N/A		$75,000	39,000	(7)	$7,150
Senior Vice President	2003	$289,691	$260,000		N/A		$40,000	44,330		$6,600
and General Counsel	2002	$281,232	$205,000		N/A		$40,000	23,595		$5,775

(1)	In 2004, the Company granted restricted stock awards to Messrs. Touff and Reece pursuant to Restricted Stock Agreements effective November 22, 2004. The awards were valued at $59.18 per share, the closing price of the Common Stock on November 22, 2004. In 2003, the Company granted restricted stock awards to Messrs. Touff and Reece pursuant to Restricted Stock Agreements effective November 17, 2003. The awards were valued at $44.68 per share, the closing price of the Common Stock on November 17, 2003. In 2002, the Company granted restricted stock awards to Messrs. Touff and Reece, pursuant to Restricted Stock Agreements effective November 18, 2002. The awards were valued at $21.39 per share, the closing price of the Common Stock on November 18, 2002. The restrictions on the vesting of the shares awarded pursuant to the Restricted Stock Agreements lapse as to 25% of such shares each year, commencing on the first anniversary of the grant. The restrictions on vesting of the shares awarded in 2004 and 2003 may lapse in the event of a change in control transaction, will lapse in part in the event of the employee’s death, disability or retirement, and will lapse in total in the event the employee’s employment is terminated by the Company without cause. All of the restrictions on vesting of the restricted shares awarded in 2002 would lapse in the event of (1) the closing of a change in control transaction; (2) the employee’s termination of employment as a result of death, disability or retirement; or (3) the employee’s termination of employment by the Company other than for cause. As of December 31, 2004, Mr. Reece held 9,248 shares of unvested restricted stock with a value of $614,900, and Mr. Touff held 2,955 shares of unvested restricted stock with a value of $196,478. Dividends are paid on the restricted stock. The per share valuations throughout this footnote (1) and every other footnote included with this table have been adjusted to reflect the Company’s May 27, 2003 10% stock dividend, March 23, 2004 10% stock dividend and January 10, 2005 1.3 for 1 stock split.

(2)	Pursuant to the stock option plan under which the options were granted, as a result of the 10% stock dividends, the number of shares that may be acquired upon exercise of the options increased by 10% and the exercise price of unexercised options decreased by dividing the exercise price by 1.1 for each of the 10% stock dividends. Also, as a result of the 1.3 for 1 stock split, the number of shares that may be acquired upon exercise of the options increased by 30% and the exercise price of unexercised options decreased by dividing the exercise price by 1.3.

(3)	The amounts in this column consist of Company contributions allocated to the named executive officers’ accounts pursuant to the Company’s 401(k) Savings Plan. One hundred percent of the Company’s 2004 contribution was funded with shares of Common Stock valued at $71.77 per share, the closing price of the Common Stock on January 28, 2005, when the Company approved the contribution.

(4)	These bonuses were paid in January following the year indicated in accordance with the terms of the M.D.C. Holdings, Inc. Executive Officer Performance-Based Compensation Plan approved by the Company’s shareowners at the 1994 Annual Meeting (the “Executive Compensation Plan”). The amount of these bonuses is determined based on the Company’s “Adjusted Pre-Tax Return on Average Stockholder’s Equity” (as defined in the Executive Compensation Plan). Bonuses are not payable under the Executive Compensation Plan unless the Company’s Adjusted Pre-Tax Return on Average Stockholders’ Equity equals or exceeds 10%. All of the 2004 and 2003 bonuses were paid in cash. In 2002, 20% of these bonuses, or $1,702,595 for each of the executives, was paid in the form of 73,134 shares of Common Stock in accordance with the Executive Compensation Plan.

(5)	This includes $75,115 of taxable income in 2004, $80,000 of taxable income in 2003 and $66,385 of taxable income in 2002 recognized for personal use of the Company aircraft as authorized by resolution of the Board of Directors.

(6)	This includes $34,461 of taxable income in 2004 and $31,076 of taxable income in 2003 recognized for personal use of the Company aircraft as authorized by resolution of the Board of Directors.

(7)	See “Option Grants in Last Fiscal Year,” below.

N/A: Disclosure is not required under the SEC’s rules.

      Severance benefits for Messrs. Mizel and Mandarich are included in their employment agreements. Severance benefits for Messrs. Reece and Touff are included in their change in control agreements. See “Employment Agreements and Change in Control Agreements” below.

      The Company’s severance pay policy provides severance pay to eligible employees, including each of the named executive officers (other than Messrs. Mizel and Mandarich, whose severance pay is provided for in their employment agreements), whose employment is involuntarily terminated by the Company for reasons other than gross misconduct. Employees generally are eligible for severance pay under this policy if involuntarily terminated after 90 days of employment for reasons other than gross misconduct. The amount of severance pay under the policy generally is based on the length of service with the Company and other factors, and payment of severance is conditioned upon execution of a release agreement with the Company.

Option Grants In Last Fiscal Year

      The table below provides information on option grants in fiscal 2004 to the named executive officers. The number of shares, the exercise prices and the closing prices on the NYSE have been adjusted, as applicable, to reflect the March 23, 2004 10% stock dividend and the January 10, 2005 1.3 for 1 stock split.

	Individual Grants					Potential Realizable
			Percent of Total			Value at Assumed Annual
	Number of Shares		Options Granted to			Rates of Stock Price
	Underlying		Employees in Fiscal	Exercise Price	Expiration	Appreciation for
Name	Options		Year (5)	($/Sh)	Date	Option Term
						5%	10%

Larry A. Mizel	78,000	(1)	7.22%	$62.14	11/22/14	$2,672,123	$7,125,899
	78,000	(2)	7.22%	$65.10	11/22/14	$2,441,243	$6,895,019
	78,000	(3)	7.22%	$68.06	11/22/14	$2,210,363	$6,664,139
David D. Mandarich	78,000	(1)	7.22%	$62.14	11/22/14	$2,672,123	$7,125,899
	78,000	(2)	7.22%	$65.10	11/22/14	$2,441,243	$6,895,019
	78,000	(3)	7.22%	$68.06	11/22/14	$2,210,363	$6,664,139
Paris G. Reece III	91,000	(4)	8.42%	$59.18	11/22/14	$3,386,837	$8,582,909
Michael Touff	39,000	(4)	3.61%	$59.18	11/22/14	$1,451,501	$3,678,389

(1)	This option granted on November 22, 2004 is exercisable as to 20% on its third anniversary date and an additional 20% on each of the fourth, fifth, sixth and seventh anniversary dates. The exercise price is 105% of the closing price of the Common Stock on the NYSE on the date of grant. The closing price on that date was $59.18.

(2)	This option granted on November 22, 2004 is exercisable as to 20% on its third anniversary date and an additional 20% on each of the fourth, fifth, sixth and seventh anniversary dates. The exercise price is 110% of the closing price of the Common Stock on the NYSE on the date of grant. The closing price on that date was $59.18.

(3)	This option granted on November 22, 2004 is exercisable as to 20% on its third anniversary date and an additional 20% on each of the fourth, fifth, sixth and seventh anniversary dates. The exercise price is 115% of the closing price of the Common Stock on the NYSE on the date of grant. The closing price on that date was $59.18.

(4)	These options granted on November 22, 2004 are exercisable as to 20% on each of the third, fourth, fifth, sixth and seventh anniversary dates. The exercise price is the closing price of the Common Stock on the NYSE on the date of grant, which was $59.18.

(5)	The Company granted options representing 1,080,755 shares of Common Stock to employees in fiscal 2004.

Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

      The table below provides information on option exercises in fiscal 2004 by the named executive officers and the value of such officers’ unexercised options at December 31, 2004. The number of shares have been adjusted, as applicable, to reflect the January 10, 2005 1.3 for 1 stock split, the March 23, 2004 10% stock dividend and the Company’s prior stock dividends.

					Value of Unexercised
			Shares Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year End		at Fiscal Year End(1)
Name	Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Larry A. Mizel	285,499	$13,343,498	659,085	1,043,739	$32,393,631	$30,859,118
David D. Mandarich	249,749	$11,752,900	659,085	1,043,739	$32,393,631	$30,859,118
Paris G. Reece III	97,483	$4,241,483	237,836	317,728	$11,795,051	$9,160,784
Michael Touff	57,099	$2,476,915	101,928	114,005	$5,054,938	$2,957,435

(1)	The closing price of the Common Stock on December 31, 2004 on the NYSE was $66.49.

Report of the Compensation Committee

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filing.

      The Committee exercises oversight responsibility over all employee compensation of the Company, including benefits, as outlined in the Committee’s charter adopted by the Board of Directors.

      There are three principal objectives of the Company’s executive compensation program. First, the program is designed to attract, retain and reward highly qualified executives. Second, the stock-based portion of the program is intended to create and maintain a significant and effective correlation between the level of executive compensation, the Company’s financial performance and the totality of the returns realized by the shareowners. Third, the Company’s executive compensation program addresses, among other factors, the Committee’s concern that competitors might target its highly qualified and experienced executives.

      The primary components of the executive compensation program are: a base salary, an annual performance-based incentive compensation and an equity-based, long-term incentive. Base salaries for the Company’s executive officers are established with a view to attract and retain its experienced and skilled executives in an exceedingly competitive market. The Committee believes that the Company’s overall management costs are reasonable and comparable to other major homebuilders, including those that are included in the peer group index shown on the performance graph below.

      Base salaries are reviewed annually and adjusted, as deemed appropriate, depending on individual performance, the rate of annual salary increases experienced in the industry, local economic and employment conditions, the Company’s over-all performance and the compensation being paid for similar positions at similar companies. The amount of the annual performance-based incentive compensation for Messrs. Mizel and Mandarich is determined by a formula calculated under the Executive Compensation Plan adopted by the shareowners, as described in footnote 4 to the Summary Compensation Table above. Annual grants of stock options, restricted stock or bonuses are based on individual performance and the role played by the recipient in achieving the Company’s results and objectives.

2004 Compensation

      The Committee considered numerous factors in establishing an appropriate level of total compensation for 2004 and the incentive compensation to be awarded. These factors included (1) the Company’s record earnings per share, which increased by 79%; (2) the Company’s status as one of the fastest growing companies in the homebuilding industry; (3) record levels of net income, total revenues, home closings, home orders and home gross margins; (4) achieving record returns on gross revenues, assets and equity, each of which ranks among the highest in the industry; (5) attaining a stockholders’ equity exceeding $1.4 billion for the first time in Company history; (6) the issuance of $250 million of 10-year, 5.375% medium term senior notes; (7) increasing the Company’s available cash and borrowing capacity at year-end to more than $1 billion; (8) significantly reducing the year-end debt-to-capital ratio (net of cash) to 19% – one of the lowest in the homebuilding industry; and (9) maintaining a status enjoyed by only six companies in the entire homebuilding industry – an “investment grade” rating by all three of the major rating agencies.

      Other than Messrs. Mizel and Mandarich, whose bonus compensation is computed pursuant to the Executive Compensation Plan approved by the Company’s shareowners, the Company maintains an annual bonus program for other officers and key management employees to compensate them and other employees for the attainment of the Company’s annual financial performance goals and other criteria, as determined by the Committee. Because the Company met or exceeded its 2004 performance goals, the Committee authorized the bonuses set forth in the summary compensation table for Messrs. Reece and Touff, the other named executive officers.

      The Committee also awards long-term, equity-based incentives in the form of stock options and grants of restricted stock to executive officers and other key employees. In 2004, the Committee awarded stock options to acquire 1,080,755 shares of Common Stock to a total of 122 employees, including the named executive officers, and 13,391 shares of restricted stock to 19 employees, including Messrs. Reece and Touff. The long term vesting conditions contained in the option grants and restricted stock award agreements effectively provide additional long-term incentives to retain key officers and other employees. As a result, management and shareowner interests are linked and executives are motivated to develop decisions that will serve the long-term interests of the shareowners.

CEO Compensation

      Mr. Mizel’s base salary for 2004 of $1,000,000 was based on his employment agreement, comparable industry wage levels, the financial condition of the Company and the salary paid to him in recent years, without an increase. The Committee reviewed and ratified a bonus for 2004 of $20,119,338 for Mr. Mizel, calculated in accordance with the terms of the Executive Compensation Plan approved by the Company’s shareowners. In taking these actions, the Committee considered the accomplishments of Mr. Mizel with respect to the extraordinary record breaking financial performance achieved by the Company as described above, both in regard to prior years and among the Company’s peer group.

      Also in view of these accomplishments, the Committee approved the award of a long term incentive grant of stock options for 180,000 shares (234,000 shares after the January 10, 2005 stock split) of stock in the Company in accordance with the 2001 Equity Incentive Plan, with the following terms, conditions and restrictions:

•	A vesting schedule that would provide for no vesting during the first three years and 20% vesting per year on the third through the seventh anniversary of the date of grant;

•	The price at which 60,000 shares (78,000 shares after the January 10, 2005 stock split) covered by the option may be purchased shall be equal to 105% of the Fair Market Value (as defined in the 2001 Equity Incentive Plan) of the Common Stock on November 22, 2004;

•	The price at which 60,000 shares (78,000 shares after the January 10, 2005 stock split) covered by the option may be purchased shall be equal to 110% of the Fair Market Value (as defined in the 2001 Equity Incentive Plan) of the Common Stock on November 22, 2004; and

•	The price at which 60,000 shares (78,000 shares after the January 10, 2005 stock split) covered by the option may be purchased shall be equal to 115% of the Fair Market Value (as defined in the 2001 Equity Incentive Plan) of the Common Stock on November 22, 2004.

COMPENSATION COMMITTEE

Steven J. Borick, Chairman
William B. Kemper
Herbert T. Buchwald

Performance Graph

      Set forth below is a graph comparing the yearly change in the cumulative total return of the Common Stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and with that of a peer group of other homebuilders over the five-year period ending on December 31, 2004.

      It is assumed in the graph that $100 was invested (1) in the Company’s Common Stock; (2) in the stocks of the companies in the Standard & Poor’s 500 Index; and (3) in the stocks of the peer group companies just prior to the commencement of the period and that all dividends received within a quarter were reinvested in that quarter. The peer group index is composed of the following companies: Beazer Homes USA, Inc., Centex Corporation, D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M/I Homes, Inc., NVR, Inc., Pulte Homes, Inc., The Ryland Group, Inc., Standard Pacific Corp. and Toll Brothers, Inc.

      The stock price performance shown on the following graph is not indicative of future price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN
OF MDC COMMON STOCK, THE S&P 500 INDEX
AND A SELECTED PEER GROUP

	FIVE YEAR PLOT POINTS
	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
M.D.C. Holdings, Inc.	$100.00	$212.57	$297.35	$303.36	$567.14	$843.02
Weighted Avg. Peer Group	$100.00	$194.58	$267.27	$304.58	$605.15	$814.76
S&P500	$100.00	$89.86	$78.14	$59.88	$75.68	$82.49

Report of the Audit Committee

      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filing.

      Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s outside auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, as described in the Audit Committee Charter.

      The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2004 with the Company’s management, the outside auditors and the Company’s internal audit department. The Audit Committee has discussed with the Company’s outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

      The Audit Committee has received the written disclosures and the letter from the Company’s outside auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence status.

      Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

AUDIT COMMITTEE

William B. Kemper, Chairman
Steven J. Borick
Herbert T. Buchwald

EMPLOYMENT AGREEMENTS AND
CHANGE IN CONTROL AGREEMENTS

Employment Agreements

      Mr. Mizel and Mr. Mandarich (each an “Executive” or together the “Executives”) each entered into an Employment Agreement with the Company effective October 1, 1997, and restated as of February 26, 2003 (the “Employment Agreements”). The Employment Agreements provide for each Executive’s continued employment by the Company: Mr. Mizel as Chairman and Chief Executive Officer, and Mr. Mandarich as President and Chief Operating Officer. The “Initial Term” of each Employment Agreement continued through September 30, 2002. The term of each Employment Agreement is extended automatically for two additional years unless either the Company on the one hand or either Executive on the other hand elects to terminate by notice in writing delivered to the other at least six months prior to the expiration of the then current term, subject to earlier termination as provided pursuant to the terms of the Employment Agreement (the “Employment Term”). Neither the Company nor either Executive has delivered notice to terminate an Employment Agreement.

      Pursuant to the Employment Agreements, the Executives’ base salaries (“Base Salaries”) are subject to annual review under the Company’s normal policies and procedures for executive salary increases. Messrs. Mizel and Mandarich also are to be paid incentive compensation pursuant to the Executive Compensation Plan (“Annual Incentive Compensation”) and long-term incentive compensation pursuant to the Company’s Employee Equity Incentive Plan and any successor or supplementary plans (the “Equity Plans”).

      Each Executive will be entitled to a retirement benefit under the Employment Agreement. Mr. Mizel’s retirement benefit required that he remained employed by the Company through September 30, 1999, and Mr. Mandarich’s required that he remained employed by the Company through September 30, 2002, in each case unless such employment was terminated by the Company without cause, in the event of the Executive’s death or total disability or if the Executive elected to terminate his employment upon a“Change in Control” or because of a “Material Change” (as those terms are described below). The retirement benefit shall be equal to 70% of the Executive’s highest Base Salary during the final three years of the Employment Term and shall be payable for the duration of the Executive’s life. In addition, the Employment Agreements provide for medical insurance benefits, reimbursement of certain expenses, and entitle each of the Executives to participate in the Company’s benefit plans. If Mr. Mizel and Mr. Mandarich each retired at the end of 2004, their annual retirement benefits would approximate $700,000 and $581,000, respectively.

      Messrs. Mizel and Mandarich may be terminated for cause, as defined in the Employment Agreements. If an Executive is terminated without cause (including the Company’s election not to extend the term of the Employment Agreement) during the Employment Term, he will be entitled to receive (i) an amount equal to the aggregate Base Salary earned by the Executive during the three years prior to such termination, plus (ii) an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the Annual Incentive Compensation paid for the year prior to termination, and (iii) the retirement benefits payable under the Employment Agreement commencing on the date of termination. In addition, in the event of termination without cause, each Executive’s options and other rights under the Equity Plans shall vest immediately and the Executive and his spouse and dependents shall be entitled to continued medical benefits.

      If a Change in Control occurs, all options, dividend equivalents and other rights granted to Executives under the Equity Plans and any other Company plans shall be accelerated and become exercisable immediately prior to the occurrence of the transaction giving rise to the Change in Control.

      Within two years after a Change in Control or a Material Change, the Executive may terminate his employment, if not already terminated by the Company. In the event of such termination or a termination of employment by the Company without cause upon or within two years following a Change in Control, then (A) each Executive shall receive the amounts payable in the event the Executive’s employment were terminated without cause as described above and (B) with respect to the retirement benefit, either (1) the Company shall establish and fund an irrevocable grantor trust in conformance with the model trust set forth in Internal Revenue Service Revenue Procedure 92-64, or (2) the Company shall, if it so elects, pay to the Executive, in a lump sum cash payment, the amount that otherwise would be required to be contributed to such trust.

      If the amounts payable upon the occurrence of a Change in Control or Material Change, either alone or together with any other payments which the Executive has the right to receive, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, each Executive agrees in his Employment Agreement that such aggregate amounts shall be paid in annual installments over the shortest period of time over which such aggregate amounts may be paid and not be treated as “excess parachute payments” under Section 4999.

      For purposes of this description of the Employment Agreements, a “Change in Control” shall occur if:

             (i) a report on Schedule 13D is filed with the SEC disclosing that any person, other than the Company or any employee benefit plan sponsored by the Company, or any Director as of the date of the Employment Agreements, or affiliate of such Director, is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company;

             (ii) any person, other than the Company or any employee benefit plan sponsored by the Company or any Director as of the date of the Employment Agreements, or affiliate of such Director, shall purchase securities pursuant to a tender offer or exchange offer to acquire any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company;

             (iii) the shareowners of the Company shall approve: (A) any consolidation or merger of the Company (1) in which the Company is not the continuing or surviving corporation; or (2) pursuant to which shares of Common Stock would be converted into cash, securities or other property; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

             (iv) there shall have been a change in a majority of the members of the Board of Directors of the Company within a twelve month period, unless the election or nomination for election by the Company’s shareowners of each new Director during such twelve month period was approved by the vote of two-thirds of the Directors then still in office who were Directors at the beginning of such twelve month period.

      For purposes of the Employment Agreements, a “Material Change” shall occur if:

             (i) the Company makes any of certain specified adverse changes in an Executive’s reporting relationship, titles, functions, duties or responsibilities from those that the Executive occupied on the date of the last renewal or extension of the Executive’s Employment Agreement;

             (ii) the Company assigns or reassigns the Executive (without his written permission) to another place of employment;

             (iii) the Company reduces the Executive’s Base Salary, Annual Incentive Compensation or long-term incentive compensation or the manner in which such compensation is determined, or retirement benefits, unless such reduction similarly applies to all “Senior Executive Officers of the Company,” as defined in the Employment Agreements, or the Company breaches the terms of the Employment Agreements; provided, however, that nothing in this clause (iii) shall be construed to permit the Company to reduce either Executive’s retirement benefit, as provided in the Employment Agreements, in any event, and regardless of whether such reduction would similarly apply to all Senior Executive Officers of the Company; or

             (iv) a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the Employment Agreements.

Certain Other Change in Control Agreements

      Messrs. Reece and Touff (each, the “Employee”) have entered into change in control agreements with the Company (the “Agreements”). The Agreements are effective January 26, 1998 and terminate on the earlier of termination of the employee’s employment or December 31 of each year after 2004. Unless either party elects by notice in writing delivered to the other at least 90 days prior to December 31 of each year after 2004, the term of the Agreement will be renewed automatically for successive one-year terms. No notice has been delivered by either party. In addition, if an Agreement has not been terminated prior to a “Change in Control” (as defined below), upon a Change in Control, the term of an Agreement shall extend automatically for two years.

      For purposes of the Agreements, the definition of “Change in Control” is generally the same as the definition of “Change in Control” in the description of the Employment Agreements above.

      For purposes of the Agreements, a “Change in Control Event” occurs if a Change in Control is followed by a “Material Change” within two years. A Material Change is defined in the Agreements to occur if the Employee’s employment is terminated without “cause” (as defined in the Agreements) or if any of the events set forth under the definition of “Material Change” described above with respect to the Employment Agreements takes place, taking into account the titles, positions and reporting relationships of the Employee.

      Pursuant to the Agreements, if a Change in Control Event occurs, the Employee may elect within 90 days after the Change in Control Event to terminate the Employee’s employment, if not previously terminated by the Company, and to receive a Change in Control payment. The Change in Control payment equals two times the sum of the Employee’s base salary, in effect immediately prior to the Change in Control Event, plus the amount of the Employee’s last regular annual bonus, provided that the amount of such annual bonus shall not exceed 50% of the Employee’s annual base salary in effect immediately prior to the Change in Control Event.

      If a Change in Control as defined above occurs, all options, dividend equivalents and other rights granted to the Employee under any Company equity incentive plan shall be accelerated and become exercisable immediately prior to the closing of the Change in Control. If the Change in Control is not consummated, the Employee’s election to exercise such options and other rights shall be of no effect and the Employee’s options shall remain subject to their original restrictions.

      Any amounts payable pursuant to the Agreement are in addition to any payments otherwise payable to the Employee pursuant to any agreement, plan or policy of the Company. If the amounts payable upon the occurrence of a Change in Control Event, either alone or together with other payments which the Employee has the right to receive, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, each Employee agrees in the Agreement that such aggregate amounts shall be paid in annual installments over the shortest period of time over which such amounts may be paid and not be treated as “excess parachute payments” under Section 4999.

      Certain other employees of the Company (the “Covered Employees”) have been provided change in control agreements containing substantially the same terms and conditions as the Agreements described above for Messrs. Reece and Touff, taking into account the respective titles, positions and reporting relationships of the other Covered Employees and with changes to certain other provisions. If the agreements for the Covered Employees have not been terminated prior to a Change in Control, upon a Change in Control, the term of the agreements for the other Covered Employees shall extend automatically for one year, rather than two years as in the cases of Messrs. Reece and Touff. The Change in Control payment for a Covered Employee would equal the sum of the Covered Employee’s base salary in effect immediately prior to the Change in Control Event plus an amount equal to the Covered Employee’s last regular annual bonus, provided that the amount of such bonus shall not exceed 50% of the Covered Employee’s annual base salary in effect immediately prior to the Change in Control Event.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company leases its headquarters office space. Approximately 7,000 square feet in the Company’s current Denver office building at 3600 S. Yosemite is subleased by various affiliates of Mr. Mizel, for which they collectively paid rent, including parking, to the Company of approximately $134,331 in 2004. The Company has entered into a lease for new headquarters office space, and it is anticipated that the affiliates of Mr. Mizel will sublease space in the new building. In addition, Mr. Mizel owns a building that is leased to the Company, for which the Company paid Mr. Mizel rent and common area fees of $62,664 in 2004.

      Effective as of March 1, 2003, the Company entered into a new two-year agreement with Gilbert Goldstein, P.C., of which Gilbert Goldstein, a Director, is the sole shareholder. By amendment dated July 26, 2004, the term of the agreement was extended to February 28, 2006. Pursuant to the agreement, Mr. Goldstein acts as a consultant to the Company on legal matters. In return, the Company has agreed that, from March 1, 2003 through February 28, 2006, the Company will pay Mr. Goldstein’s firm $21,000 per month for a minimum of 30 hours per week in legal services; and $180 per hour for services performed in excess of 120 hours in any month. The Company also provides Mr. Goldstein’s firm with office space in the Company’s leased office space, which has an estimated annual rental value of $17,100, provides one full-time secretary (in 2004, this secretary received a salary of approximately $28,000 plus benefits), and reimburses actual expenses incurred related to services provided. In the event that Mr. Goldstein retires from the practice of law, becomes disabled or dies during the term of the agreement, the Company will pay to Mr. Goldstein or his estate $10,000 per month during the remaining term of the agreement. Payment of $252,000 was made directly to Mr. Goldstein’s firm in 2004 for services performed.

      During 2004, the Company paid a firm owned by Carol Mizel, Mr. Mizel’s spouse, $240,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company’s senior management. The firm, Mizel Design and Decorating Company, provided these services under an Independent Contractor Agreement with the Company, dated as of January 1, 2001, and has entered into a new agreement, dated as of January 1, 2005, reflecting reduced services and compensation.

      On February 24, 2005, effective as of January 1, 2005, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, President and Chief Operating Officer, each entered into a Lease Agreement with the Company and M.D.C. Land Corporation for personal use of Company aircraft when the aircraft are not required for Company business. The Lease Agreements require payment of the Incremental Expenses, as defined in the Lease Agreements, incurred for each flight. Copies of the Lease Agreements are filed with the SEC on Form 8-K.

      In the ordinary course of its business, HomeAmerican originates mortgage loans to Company employees, including officers. Substantially all of the mortgage loans originated by HomeAmerican are sold to investors within 45 days of origination. Mortgage loans originated for Company employees are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features.

      During 2004, the Company contributed 115,296 shares (adjusted for the January 10, 2005 stock split and the prior stock dividends) of MDC common stock then valued at $6.3 million to the M.D.C. Holdings, Inc. Charitable Foundation (the “Foundation”), a Delaware not-for-profit corporation that was incorporated on September 30, 2000. During 2003, the Company contributed 88,989 shares (adjusted for the January 10, 2005 stock split and the prior stock dividends) of MDC Common Stock, then valued at $4.0 million to the Foundation. The Company made no contributions to the Foundation in 2002. The Foundation is a nonprofit organization operated exclusively for charitable, educational and other purposes beneficial to social welfare within the meaning of Section 501(c)(3) of the Internal Revenue Code. The following directors and/or officers of the Company are the trustees and/or officers of the Foundation:

Name	Title
Larry A. Mizel	Trustee, President and Assistant Secretary
Paris G. Reece III	Trustee, Vice President and Secretary
Steven J. Borick	Trustee
Gilbert Goldstein	Trustee
David D. Mandarich	Trustee

      The authority to vote all securities that the Foundation is entitled to vote is vested in the five member board of trustees and voting of the securities is determined by majority vote of the board of trustees. Accordingly, none of the trustees should be considered to beneficially own such securities.

HOLDERS OF FIVE PERCENT OR MORE OF VOTING SHARES
OF THE COMPANY AND OWNERSHIP OF MANAGEMENT

      The table below sets forth those persons known by the Company to have owned beneficially 5% or more of the outstanding shares of Common Stock individually and the number of shares beneficially owned by the Company’s named officers individually and by all of the Company’s officers and Directors as a group, each as of February 22, 2005. The information as to beneficial ownership is based upon statements furnished to the Company by such persons. Information with respect to the beneficial ownership of shares of Common Stock held by each of the Directors of the Company, two of whom beneficially own more than 5% of the outstanding shares of Common Stock, is set forth in “Election of Directors” above.

	Number of Shares of Common
	Stock Owned		Percent
Name and Address of Beneficial Owner (1)	Beneficially (2)		of Class (3)
Marsico Capital Management, LLC 1200 17th Street, Suite 1600 Denver, CO 80202	3,668,605	(4)	8.50%
Greenlight Capital, L.L.C. and affiliates 140 East 45th Street, 24th Floor New York, NY 10017	3,199,950	(5)	7.39%
Paris G. Reece III 3600 South Yosemite St., Suite 900 Denver, CO 80237	498,133	(6)	1.14%
Michael Touff 3600 South Yosemite St., Suite 900 Denver, CO 80237	217,131	(7)	*
All executive officers and Directors as a group (9 persons)	12,195,633		26.90%

*	Less than 1%.

(1)	The address of Messrs. Mizel and Mandarich, the Directors who beneficially own more than 5% of the outstanding shares of Common Stock, is 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237. (See “Election of Directors” above).

(2)	The number of shares and the option prices set forth in this table and the footnotes to the table have been adjusted to reflect the March 23, 2004 10% stock dividend and the January 10, 2005 1.3 for 1 stock split.

(3)	Based on 43,328,000 shares outstanding at January 31, 2005, except as otherwise noted. In calculating the percentage of ownership, all shares of Common Stock the identified person or group had the right to acquire within 60 days of the Record Date by the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(4)	Schedule 13G/A filed with the SEC on February 11, 2005 disclosed beneficial ownership of 2,822,004 shares and that Marsico Capital Management, LLC exercises sole voting power over 2,236,320 of these shares and sole dispositive power over all such shares. Beneficial owner has confirmed that share amounts and percent of class are as of December 31, 2004 and do not reflect the January 10, 2005 1.3 for 1 stock split. 2,822,004 shares, as adjusted for the January 10, 2005 1.3 for 1 stock split, would be 3,668,605 shares.

(5)	Based upon information in Schedule 13G/A filed with the SEC on February 14, 2005. Beneficial owner has confirmed that share amounts are as of February 2004 and reflect the January 10, 2005 1.3 for 1 stock split. Percent of class has been recalculated based on shares outstanding at January 31, 2005. As disclosed in the Schedule 13G/A, Greenlight Capital, L.L.C. exercises sole voting power and sole dispositive power over 1,476,450 of these shares, Greenlight Capital, Inc. exercises sole voting power and sole dispositive power over 1,493,400 of these shares, Greenlight Capital Advisors, L.L.C. exercises sole voting power and sole dispositive power over 230,100 of these shares and David Einhorn exercises sole voting power and sole dispositive power over 3,199,950 of these shares.

(6)	Includes 244,914 shares of Common Stock that Mr. Reece has the right to acquire within 60 days of the Record Date by the exercise of stock options at prices ranging from $15.36 to $26.56 per share.

(7)	Includes 105,860 shares of Common Stock that Mr. Touff has the right to acquire within 60 days of the Record Date by the exercise of stock options at prices ranging from $15.36 to $26.56 per share.

      No change in control of the Company has occurred since the beginning of the last fiscal year. The Company knows of no arrangement the operation of which, at a subsequent date, may result in a change in control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The Company’s executive officers and Directors and any beneficial owner of more than ten percent of the Company’s Common Stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the SEC, the NYSE and the Pacific Stock Exchange, Inc. Copies of those reports also must be furnished to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2004, all such reports were filed on a timely basis, except for one report filed four days late by Mr. Mizel due to an administrative error.

INDEPENDENT PUBLIC ACCOUNTANTS

      Ernst & Young LLP audited the Company’s financial statements for the year ended December 31, 2004. The Company’s audit engagement agreement with Ernst & Young LLP extends through the year ending December 31, 2005. A representative of Ernst & Young LLP currently is expected to be present at the Meeting and available to respond to appropriate questions. Although Ernst & Young LLP has indicated that no statement will be made, an opportunity for a statement will be provided.

INDEPENDENT ACCOUNTANT’S FEES

      A summary of the fees of Ernst & Young LLP for the years ended December 31, 2004 and 2003 are set forth below:

	2004 Fees	2003 Fees

Audit Fees (1)	$1,119,324	$443,171

Audit-Related Fees (2)	16,650	39,640

Tax Fees (3)	34,992	39,246

All Other Fees	-0-	-0-

Total Fees	$1,170,966	$522,057

(1)	Consists of fees and expenses for the audit of consolidated financial statements and SAS 100 interim reviews, the audit of internal control over financial reporting and services rendered in connection with SEC filings.

(2)	Consists of fees and expenses for employee benefit plan audits, Sarbanes-Oxley Act Section 404 consultation and other audit-related fees.

(3)	Consists of fees and expenses for tax consulting and review services.

      Under the procedures established by the Audit Committee, all auditing services and all non-audit services by the Company’s auditors are to be pre-approved by the Audit Committee, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act. The Committee has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full Committee at the next scheduled meeting. All of the services provided by Ernst & Young LLP, for which that firm was engaged subsequent to August 19, 2002, were pre-approved by the Committee.

OTHER MATTERS

      Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth above. However, if any other matters are properly presented to the shareowners for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

SHAREOWNER PROPOSALS

      Any proposal a shareowner desires to present at the 2006 Annual Meeting of Shareowners must be received in writing by the Secretary of the Company prior to November 4, 2005.

BY THE ORDER OF THE BOARD OF DIRECTORS,

Larry A. Mizel
Chairman of the Board

M.D.C. HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING OF SHAREOWNERS — APRIL 21, 2005

     The undersigned hereby appoints PARIS G. REECE III and MICHAEL TOUFF, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2005 Annual Meeting of Shareowners and any adjournments or postponements thereof (the “Meeting”) and to vote as designated below, all the shares of Common Stock of M.D.C. HOLDINGS, INC. that the undersigned is entitled to vote. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

     Please specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted “FOR” Item 1.

☒	Please mark your votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. GOLDSTEIN AND KEMPER.

1.	ELECTION OF DIRECTORS.
NOMINEES: Gilbert Goldstein and William B. Kemper
	☐ FOR	☐ WITHHELD
☐ FOR, except vote withheld from the following nominee:

(continued and to be signed and dated on the other side)

     Please sign exactly as your name appears on this proxy. Joint owners should each sign individually. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

Signature(s):

Date:

Signature(s):

Date: